Exhibit 99.3

News Release

NYSE: MYE

Contacts:

Gregg Branning, Senior Vice President

& Chief Financial Officer (330) 761-6303

Monica Vinay, Vice President, Investor

Relations & Treasurer (330) 761-6212

Myers Industries Increases Quarterly Dividend by 44%

February 20, 2014, Akron, Ohio — On Wednesday, February 19, 2014, the Board of Directors of Myers Industries, Inc. (NYSE: MYE) declared an increased quarterly dividend of $0.13 per share payable April 1, 2014 to shareholders of record as of March 10, 2014. The board continues to believe that it is important to increase a return to shareholders through the Company’s dividend. The quarterly dividend represents a 44% increase compared to the $0.09 per share paid last quarter. This increase together with the announcement this morning of an additional $40 million share repurchase reflects the Company’s ability to generate strong free cash flow and desire to maintain a balanced approach to capital allocation.

About Myers Industries

Myers Industries, Inc. is an international manufacturer of polymer products for industrial, agricultural, automotive, commercial, and consumer markets. The Company is also the largest wholesale distributor of tools, equipment, and supplies for the tire, wheel, and undervehicle service industry in the U.S. Visit www.myersindustries.com to learn more.

1293 South Main Street • Akron, Ohio 44301 • (330) 253-5592 • Fax: (330) 761-6156	NYSE / MYE